EXHIBIT 99

                              CONTACT:  Thomas A. Klemens,
                                        Chief Financial Officer
                                        (714) 558-3211, ext. 7442

                       FIRST AMERICAN FINANCIAL DECLARES
                  STOCK SPLIT AND REGULAR QUARTERLY DIVIDEND

SANTA ANA, CALIFORNIA, DECEMBER 12, 1997

At its December meeting yesterday, the board of directors of The First American Financial Corporation (NYSE: FAF) declared a three-for-two stock split, as well as a regular quarterly cash dividend of 20 cents per Common share on a pre-split basis.

The stock split will be effected in the form of a 50 percent stock dividend, which will be distributed on January 15, 1998, to First American shareholders of record on January 1, 1998. After the split, the number of shares outstanding will be approximately 17,365,000. Fractional shares will be paid in cash based on the last sale price of First American Common shares on December 31, 1997, adjusted pro forma for the stock split.

In order to implement the stock split, the Board of Directors also approved an amendment to the Company's certificate of incorporation, which will increase the number of its authorized shares of capital stock from 24,000,000 to 36,000,000. The par value of such shares will remain at $1.

The cash dividend is payable January 15, 1998, to shareholders of record on December 31, 1997. The company has paid a cash dividend every year since 1909.

The First American Financial Corporation, based in Santa Ana, California, is the nation's leading provider of real estate-related financial and information services. The corporation's subsidiaries include First American Title Insurance Company, a national and international title insurer; First American Real Estate Information Services, Inc., which offers tax monitoring, credit reporting, flood certification, mortgage loan servicing systems, appraisal services, mortgage document preparation and field inspection services nationally; First American Home Buyers Protection Corporation, a home warranty company; and First American Capital Management, an investment advisory firm. The Corporation also operates First American Trust Company and First Security Thrift Company in Southern California. First American Financial has more than 10,000 employees in over 400 branch offices in the United States and abroad. Information about the Company's subsidiaries and an archive of its press releases can be found at http://www.firstam.com on the Internet.

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